EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT

Golf Universe, Inc., a Florida corporation
Mr. "B" III, a Florida corporation
Play Golf Now, Inc., a New York corporation
Golfpromo, Inc., a Florida corporation
I Fusion Corp., a Florida corporation